DATED: July 29, 2026

FIRST AMENDED SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN DATUM ONE SERIES TRUST

AND

BRANDES INVESTMENT PARTNERS, L.P.

Name of Fund	Compensation*

Brandes International Equity Fund	0.75% on average daily net assets up to $2.5 billion; 0.70% between $2.5 billion and $5.0 billion; 0.67% on average daily net assets greater than $5.0 billion.
Brandes Global Equity Fund	0.75%
Brandes Emerging Markets Value Fund	0.95% on average daily net assets up to $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; and 0.85% on average daily net assets greater than $5.0 billion.
Brandes International Small Cap Equity Fund	0.95% on average daily net assets up to $1 billion; and 0.90% on average daily net assets greater than $1 billion.
Brandes Small Cap Value Fund	0.70%
Brandes Core Plus Fixed Income Fund	0.35%
Brandes Separately Managed Account Reserve Trust	0.00%

DATUM ONE SERIES TRUST

By: /s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

BRANDES INVESTMENT PARTNERS, L.P.

By: /s/ Oliver Murray
Name: Oliver Murray
Title: Chief Executive Officer

*	All fees are computed daily and paid monthly.